LJMI1ED POWER OF ATTORNEY L Lyle Logan, do hereby grant power of attorney to each of Geraldine I. Hayhurst, Jonathan Cohen, Arriann Mathurin, and Valerie Cloutier for the sole purpose of filing Forms 3, 4, or 5 to report my transactions in Farmer Mac securities with the Securities and Exchange Commissionas required by Section 16(b) of the Securities Exchange Act of 1934 and with the Farm Credit Administration (FCA) as required by regulations issued by the FCA. This Limited Power ofA11omey will remain in effect until revoked in writing by me. Dated: Ap07 \ � I Wl¥ �g� fj�k '&fY" Lyle Logan